Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in the following Registration Statements:

(i)	Registration Statement (Form S-4 No. 333-177203) pertaining to the registration of $50,000,000 of Senior Notes under the Securities Act of 1933, filed October 6, 2011,

(ii)	Registration Statements (Form S-4 No. 333-172897) pertaining to the registration of $150,000,000 of Senior Notes under the Securities Act of 1933, filed March 17, 2011,

of our report dated March 27, 2013, except for the effects of the items described in Note 18, as to which the date is July 24, 2013, with respect to the consolidated financial statements of RAAM Global Energy Company included in this Annual Report (Form 10-K/A) of RAAM Global Energy Company for the year ended December 31, 2012.

/s/ Ernst & Young LLP

Louisville, Kentucky

July 24, 2013